Exhibit 99.1

August 24, 2026

Steele Creek Capital Corporation

Dear Steele Creek Capital Corporation Shareholders,

After careful consideration, the Board of Directors (the “Board”) of Steele Creek Capital Corporation (the “Company”) has unanimously decided to approve a plan to deleverage the Company in anticipation of its likely full liquidation and dissolution. In approving the deleveraging plan, the Board considered, among other things, the sub-scale size of the Company, the difficulty of raising equity capital in the current environment, the expectation that the Company’s assets will continue to decrease for the foreseeable future, the greater challenges to effective portfolio management given the Company’s decreasing asset base, the costs associated with the Company’s public reporting status, and the desire of the Company’s investment adviser to lock in the gains that the broadly-syndicated loans market has experienced over the last several months to the benefit of the Company’s shareholders.

In furtherance of the deleveraging plan, on August 18, 2026, the Company’s investment adviser sold 164 of the Company’s broadly-syndicated loan investments (or 75.8% of the Company’s investment portfolio at fair value as of June 30, 2026) into the market via a so-called “Bids Wanted in Competition” secondary market auction process to over 22 dealers. The Company will receive gross proceeds of approximately $73 million from such asset sales and realized a net loss of $1.7 million in connection therewith. The Company sold these investments at prices that generated gains of approximately $462,000 above their June 30, 2026 valuations. The Company will use approximately $65 million of the proceeds from the asset sales to pay off in full the borrowings outstanding under its credit facility with Bank of America, N.A.

Over the next several weeks, the Board expects to deliberate with the Company’s investment adviser and third-party advisers to make a final determination with respect to the full liquidation and dissolution of the Company and related matters, including whether to suspend the Company’s quarterly repurchase program in connection with any such approved liquidation and dissolution plan. Any such liquidation and dissolution proposal will also be subject to approval by the Company’s shareholders. In connection with such consideration, the Company has determined to indefinitely suspend the sale of shares of the Company until further notice.

If the Board approves the plan of liquidation and dissolution, the Company will run a shareholder proxy vote on the proposed liquidation and related matters in accordance with its governing documents and applicable law. The liquidation and wind-down of the Company will commence immediately upon the approval thereof by the Company’s shareholders. It is our desire to complete the liquidation and distribute proceeds by year-end, but the timing may be affected by the sale and settlement of the Company’s investments and other matters not under the Company’s control.

We greatly appreciate your support and feel that deleveraging now, followed by the likely full liquidation and wind-down after Board and shareholder approval, is the best way to serve our shareholders at this time.

Should you have any questions, please do not hesitate to contact us.

Sincerely,

Steele Creek Capital Corporation